AMENDED AND RESTATED SUBADVISORY AGREEMENT

FRANKLIN ALTERNATIVE STRATEGIES FUNDS

on behalf of

K2 ALTERNATIVE STRATEGIES FUND

 THIS AMENDED AND RESTATED SUBADVISORY AGREEMENT (this “Agreement”) made as of November 1, 2024, by and between K2/D&S MANAGEMENT CO., L.L.C., a Delaware limited liability company (hereinafter called “K2”), RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (“RBC US”) and RBC Global Asset Management (UK) Limited, a limited liability company incorporated in England and Wales (with registered number 03647343) (“RBC UK”) (collectively called the “Sub-Advisers”).

W I T N E S S E T H

 WHEREAS, K2 Alternative Strategies Fund (the “Fund”), a series of Franklin Alternative Strategies Funds (the “Trust”), is an investment company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Trust has retained K2 to render investment management services to the Trust, on behalf of the Fund, pursuant to an investment management agreement (the “Management Agreement”) between the Trust and K2 dated as of October 1, 2017;

 WHEREAS, the Management Agreement provides that K2 may delegate any or all of its investment management services under the Management Agreement to one or more sub-advisers;

 WHEREAS, K2 and RBC UK entered into a sub-advisory agreement, made as of March 1, 2023, pursuant to which K2 retains RBC UK to render investment advisory services to the Fund;

 WHEREAS, RBC UK and RBC US are affiliates under common control, and RBC UK proposes to sub-delegate specified portfolio management services to RBC US, while remaining responsible for and overseeing such services (the “Sub-Delegation”);

 WHEREAS, in connection with the foregoing, K2 and RBC UK desire to amend and restate that certain sub-advisory agreement dated March 1, 2023 to include RBC US as a party; and

WHEREAS, K2 desires to retain Sub-Advisers to render investment advisory services to the Fund pursuant to the terms and provisions of this Agreement, and Sub-Advisers are willing to furnish said services.

 NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. Appointment of Sub-Advisers.

(a) K2 hereby appoints Sub-Advisers to act as a Sub-Advisers for the Fund, subject to the overall policies, direction and review of the Trust’s Board of Trustees (the “Board”) and to the instructions and supervision of K2. Sub-Advisers shall manage the investment and reinvestment of the assets of the Sub-Advised Portion (as defined herein) in accordance with such investment strategies and within such guidelines and limitations as K2 and Sub-Advisers shall agree from time to time (the “Investment Strategy”). Sub-Advisers acknowledge and agree that the various investment management services provided herein will apply to the portion of the Fund’s assets allocated to Sub-Advisers by K2, from time to time, which may consist of all, a portion or none of the Fund’s assets (the “Sub-Advised Portion”). Sub-Advisers hereby accept such appointment and agree during such period, subject to oversight of the Board and K2, to render the services and to assume the obligations set forth herein. References to Sub-Advisers and their respective authorities, duties and liabilities set forth in this Agreement are in furtherance of the Sub-Delegation and as set out Section 2(i) “Delegation” below.

(b) The Sub-Advisers shall not be responsible for aspects of the Fund’s investment program other than the implementation of the Investment Strategy with respect to the Sub-Advised Portion unless expressly set forth herein.

2. Services to be Rendered by the Sub-Advisers.

(a) Investment Program. The Sub-Advisers shall formulate and implement a continuous investment program for the Sub-Advised Portion (the “Investment Program”), determining in its discretion the securities, cash and other financial instruments to be purchased, retained or sold for the Sub-Advised Portion in a manner consistent with (i) the Investment Strategy, (ii) the investment policies and restrictions of the Fund as set forth in the Fund’s prospectus (the “Prospectus”) and statement of additional information (“SAI”) included in the Trust’s registration statement on Form N-1A under the 1940 Act, as may be amended or supplemented from time to time (together, the “Registration Statement”), (iii) the Trust’s Agreement and Declaration of Trust and Bylaws, as each may be amended or supplemented from time to time and (iv) any written instructions or policies which the Board or K2 may deliver to the Sub-Advisers from time to time and the policies and procedures adopted by the Trust pursuant to Rule 38a-1 of the 1940 Act that are applicable to the Fund (together, the “Policies”). In the implementation of the Investment Program, the Sub-Advisers shall determine what investments shall be purchased, held, sold or exchanged by the Sub-Advised Portion and what portion, if any, of the assets of the Sub-Advised Portion shall be held in cash or cash equivalents.

In the performance of its duties, the Sub-Advisers shall comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, the Investment Advisers Act of 1940 (the “Advisers Act”), and the Commodity Exchange Act (the “CEA”), and the rules under each, (ii) the terms of this Agreement, (iii) the Investment Strategy and (iv) the Policies, all as may be amended or supplemented from time to time.

(b)   Portfolio Transactions.

(i) To the extent that Sub-Advisers use counterparties with respect to the Sub-Advised Portion for brokerage, futures and options clearing and ISDA purposes, Sub-Advisers shall use such counterparties under agreements set up by, and in the name of, the Trust or the Fund. Sub-Advisers shall not establish any brokerage, futures and options clearing or ISDA arrangements for the Sub-Advised Portion without the prior express written consent of K2.

(ii) Sub-Advisers shall place orders for the execution of portfolio transactions for the Sub-Advised Portion with broker-dealers selected by Sub-Advisers. In selecting broker-dealers and the placement of orders for the purchase and sale of investments for the Sub-Advised Portion, the Sub-Advisers shall (except to the extent it is following a specific instruction from K2 in relation to execution of an order) owe to K2 a duty to take all sufficient steps to obtain the best possible result for the Sub-Advised Portion taking into account the execution factors that are relevant to the execution or placing of that order under the terms of the Sub-Advisers’ Order Execution Policies. K2 agrees to and accepts the terms of RBC UK’s Order Execution Policy, either as provided separately or as disclosed within the corporate governance section of RBC UK’s website (www.bluebay.com). It is understood in accordance with Section 28(e) of the Securities Exchange Act of 1934 that Sub-Advisers may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if Sub-Advisers determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or Sub-Advisers’ overall responsibilities to Sub-Advisers’ discretionary accounts.

(iii) On occasions when the Sub-Advisers deem the purchase or sale of a security or other investment to be in the best interest of the Fund as well as other clients of the Sub-Advisers, the Sub-Advisers to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate orders of the Fund and such other clients for the purchase or sale of such security or other investment to attempt to obtain a more favorable price or lower brokerage commissions. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisers in a manner that the Sub-Advisers consider to be fair and equitable in accordance with the Sub-Advisers’ Aggregation and Allocation Policy and Procedures. K2 acknowledges that any aggregation of individual transactions may operate to the advantage of disadvantage of the Sub-Advised Portion.

(c) Board Reports. Sub-Advisers shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of their activities hereunder on behalf of the Sub-Advised Portion, all in such form and detail as requested by K2 and the Board. Sub-Advisers shall also make an investment officer available to attend such meetings, including via telephonic means, of the Board as K2 or the Board may reasonably request.

(d) Proxy Voting. Sub-Advisers shall be required to vote all proxies, with respect to the Sub-Advised Portion, in accordance with Sub-Advisers’ proxy voting policies and procedures. While K2 intends to allow Sub-Advisers to vote all proxies, Sub-Advisers acknowledge that K2 must preserve its ability to vote in the chance there is a conflict that K2 reserves the right to vote said proxies upon providing a written instruction to Sub-Advisers. Sub-Advisers shall make all proxy votes available to K2 upon its request. If both Sub-Advisers and another entity managing assets of the Fund have invested the Fund’s assets in the same security, Sub-Advisers and such other entity will each have the power to vote its pro rata share of such security in accordance with its respective proxy voting policies and procedures. Sub-Advisers will establish a process for the timely distribution of Sub-Advisers’ voting record with respect to the Fund’s securities and other information necessary for the Fund to complete information required by applicable regulatory filings. Sub-Advisers are in addition authorized to give instructions to the Custodian or any other appropriate third party with respect to the exercise of any corporate actions attached to securities in the Sub-Advised Portion. In performing any proxy voting, the Sub-Advisers may utilize the personnel of their affiliate, RBC Global Asset Management Inc. for such purpose.

(e) Daily Trade Reporting. In connection with any purchase or sale of securities or other financial instruments for the Sub-Advised Portion, the Sub-Advisers shall arrange for the transmission to the custodian for the Fund (the “Custodian”) and other service providers of the Fund on a daily basis such confirmation, trade tickets, and other information reasonably requested by the Custodian to enable the Custodian to perform its custodial, administrative and record-keeping responsibilities with respect to the Fund. Copies of such confirmations, trade tickets, and other information shall be concurrently provided to the Fund’s administrator or its designee (the “Administrator”).

(f) Monitoring of the Sub-Advised Portion. Sub-Advisers shall be responsible for daily monitoring of the investment activities and portfolio holdings of the Sub-Advised Portion to ensure compliance with the Investment Strategy, Prospectus, SAI, Registration Statement, Policies and applicable law. Sub-Advisers shall advise K2 promptly in the event they become aware of any non-compliance with any of the above with respect to the Sub-Advised Portion.

(g) Valuation of Sub-Advised Portion. Sub-Advisers agree to monitor investments held by the Sub-Advised Portion for “significant events” that occur when the market is closed that may affect the value of such investments, Sub-Advisers shall promptly notify K2 of such events. Sub-Advisers shall provide reasonable assistance to the Administrator and other applicable parties designated by the Administrator in determining the fair value of such assets subject to a “significant event” or any assets held in the Sub-Advised Portion for which market quotations are not readily available or for which K2, the Administrator and the Board have otherwise determined to fair value.

(h) Review of Materials. Upon K2’s request, Sub-Advisers shall review and comment on selected portions relating to Sub-Advisers and/or the Investment Strategy of the Registration Statement, other offering documents and marketing materials prepared by K2 (or its affiliates) for the Fund. Sub-Advisers shall promptly notify K2 if any information in the Registration Statement or other materials that they have reviewed is (or will become) inaccurate or incomplete.

(i) Delegation. Sub-Advisers may not delegate to one or more entities any of the services for which Sub-Advisers are responsible under this Agreement without the prior consent and approval of K2 and the Board; provided that it is acknowledged that RBC US, as a Sub-Adviser party hereto and sub-delegate of RBC UK, may perform trade execution and operational support on behalf of the Sub-Advisers and provide RBC UK with investment research, investment analysis and investment recommendations for the Sub-Advised Portion. In respect of the delegation set forth in the foregoing proviso, RBC UK will be responsible for the compensation, if any, of RBC US for such services, will continue to have responsibility and liability for all such services required to be provided under this Agreement, and will supervise RBC US in its performance of its services for the Fund with a view to preventing violations of the federal securities laws. In the event that Sub-Advisers request, and K2 and the Board consent to, any such other delegation, Sub-Advisers will be responsible for the compensation, if any, of any such entities for such services, will continue to have responsibility and liability for all such services required to be provided under this Agreement and will supervise each delegate in its performance of its services for the Fund with a view to preventing violations of the federal securities laws.

(j) Independent Contractor. The Sub-Advisers will be independent contractors and will have no authority to act for or represent the Trust, the Fund or K2 in any way, including in any litigation or administrative proceeding involving the Fund or any security or investment held by the Fund, or otherwise be deemed an agent of the Trust, the Fund or K2, except as expressly authorized in this Agreement or another writing by the Trust, the Fund or K2.

(k) Legal Proceedings. The Sub-Advisers shall not act for, represent, or purport to bind the Trust, the Fund, or K2 in any legal or administrative proceeding involving the Fund or any such proceedings involving any security or investment currently or formerly held by the Fund, including, without limitation, class action lawsuits, regulatory or governmental victim funds, and bankruptcy proceedings. The Sub-Advisers do, however, agree that they will promptly notify K2 of any legal matters of which they are aware affecting the Fund or any security or investment currently or formerly held in the Fund, that Sub-Advisers reasonably believe the Fund and K2 should consider pursuing (“Legal Matters”). Sub-Advisers agree to cooperate with K2 to provide reasonable assistance regarding any Legal Matters, including providing factual information in their possession regarding such Legal Matters as the Fund and/or K2 may reasonably request.

3. Expenses. During the term of this Agreement, Sub-Advisers shall bear their own expenses incurred in connection with their activities under this Agreement other than the cost of financial instruments (including brokerage commissions, if any) acquired and disposed for the Sub-Advised Portion. The Fund and K2 will be responsible for all of their respective expenses.

4. Books and Records; Notices of Events.

(a) Books and Records. In compliance with the requirements of Rules 31a-1, 31a-2 and 31a-3 under the 1940 Act, Sub-Advisers hereby agree to maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder relating to the Sub-Advised Portion and that all records which they maintain for the Fund are the property of the Fund and further agree to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. Sub-Advisers further agree to preserve for the periods and in the place prescribed by the Rules under the 1940 Act the records required to be maintained thereunder.

(b) Notice of Certain Events. Sub-Advisers will promptly notify K2 in writing, which may include by delivery of Form ADV, of the occurrence of any of the following events unless prohibited by applicable law or court order:

(i) Sub-Advisers cease to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which Sub-Advisers are required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(ii) either (a) the occurrence of any inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, or actions, suits or proceedings involving the affairs of the Fund or Sub-Advisers’ management of the Sub-Advised Portion or (b) any material occurrence of any inspections, notices or inquiries from any governmental, administrative or self-regulatory agency, or actions, suits or proceedings of the Sub-Advisers’ affiliates that provide investment advisory services or act as general partner or managing member of fund registered under the 1940 Act (each a “Sub-Adviser Affiliate”);

(iii) any change in control (as that term is defined in the 1940 Act) of Sub-Advisers or any Sub-Adviser Affiliate; and

(iv) any changes in the key personnel who are the portfolio managers responsible for the management of the Sub-Advised Portion.

(c) Compliance Notices. Throughout the term of this Agreement, Sub-Advisers shall submit to K2 any material changes to Sub-Advisers’ written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the 1940 Act that relate to the services provided by Sub-Advisers to the Fund via the Sub-Advisers’ annual compliance certification, and RBC UK shall submit to K2 notification of any material compliance matter that relates to the services provided by Sub-Advisers to the Fund including but not limited to any material violation of the Compliance Policies or of the code of ethics of Sub-Advisers. Throughout the term of this Agreement, Sub-Advisers shall provide K2 with any certifications in such form as K2 provides from time to time, and any information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by K2), each of the foregoing provisos shall apply to the extent that K2 may reasonably request to enable the Fund to comply with Rule 38a-1 under the 1940 Act.

(d) Documents. K2 has furnished or will furnish to Sub-Advisers as soon as available copies (and any amendments thereto) of the Trust’s Certificate of Trust, Agreement and Declaration of Trust, and Bylaws; the Registration Statement, the Prospectus and SAI; the Management Agreement; and the Policies.

5. Compensation.

(a) In consideration of the provision of its services hereunder, the Sub-Advisers shall be entitled to receive, and K2 shall pay to the Sub-Advisers, a monthly fee as set forth in Exhibit A attached hereto. If the Agreement is terminated at a date other than at the end of a month, the fees will be calculated pro rata to such date and will be payable within fifteen (15) days of such date and, save as expressly provided in this Agreement, the Sub-Advisers shall not be entitled to any other compensation arising solely as a result of termination of this Agreement. The sub-advisory fee under this Agreement shall be payable on the fifteenth (15th) calendar day of each month following the effective date of this Agreement and shall be reduced by the amount of any advance payments made by K2 relating to the previous month.

(b) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for that month according to the proportion of the number of calendar days in the month during which the Agreement is in effect with respect to the total number of calendar days in the month. The prorated monthly fee shall be payable within 15 calendar days after the date of termination.

6. Representations, Warranties and Covenants.

(a) Sub-Advisers. Sub-Advisers represent and warrant to K2 that:

(i) the retention of Sub-Advisers by K2 as contemplated by this Agreement is permitted under Sub-Advisers’ governing documents;

(ii) the execution, delivery and performance of this Agreement do not violate any obligation by which Sub-Advisers or their property is bound, whether arising by contract, operation of law or otherwise;

(iii) this Agreement has been duly authorized by appropriate action of Sub-Advisers and when executed and delivered by Sub-Advisers will be a legal, valid and binding obligation of Sub-Advisers;

(iv) Sub-Advisers are registered as investment advisers under the Advisers Act and are duly registered and/or licensed with all other regulatory bodies necessary or appropriate to perform their obligations under this Agreement;

(v) Sub-Advisers are registered as Commodity Trading Advisers and RBC UK is registered as Commodity Pool Operator with the U.S. Commodity Futures Trading Commission (“CFTC”) It is K2’s intent to rely on Rule 4.5 with respect to the Fund, and Sub-Advisers shall at all times manage the Sub-Advised Portion in accordance with CFTC Rule 4.5(b) and shall comply at all times with one or both of the tests set forth in CFTC Rule 4.5(c)(2)(iii)(A) or Rule 4.5(c)(2)(iii)(B) as applied to the Sub-Advised Portion and without reference to assets of the Fund outside of the Sub-Advised Portion; and

(vi) Sub-Advisers are not prohibited by the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement.

(b) K2.  K2 represents and warrants to the Sub-Advisers that:

(i) the retention of the Sub-Advisers by K2 as contemplated by this Agreement is authorized by the governing documents of K2;

(ii) the execution, delivery and performance of this Agreement do not violate any obligation by which K2 or its property is bound, whether arising by contract, operation of law or otherwise; and

(iii) this Agreement has been duly authorized by appropriate action of K2 and when executed and delivered by K2 will be a legal, valid and binding obligation of K2, enforceable against K2 in accordance with its terms.

7. Liability; Indemnification.

(a) Liability. Neither Sub-Advisers nor any of their directors, officers or employees shall be subject to liability to K2 or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder, for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, or as a result of any activities of any other sub-adviser appointed by K2 to provide investment management services to the Fund, provided that nothing herein shall be construed to protect the Sub-Advisers or any director, officer or employee of Sub-Advisers in the event of (i) Sub-Advisers’ material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of their obligations or duties hereunder or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Advisers to the extent that such statement was made in reliance on information furnished to the Fund and K2 by the Sub-Advisers or any director, officer, agent or employee of the Sub-Advisers for use therein.

(b) Indemnification.   Sub-Advisers agree to indemnify and hold harmless the Fund, K2 and each of its affiliates, officers, directors, trustees, and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to (i) Sub-Advisers’ material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Advisers to the extent that such statement was made in reliance on information furnished to the Fund and K2 by the Sub-Advisers or any director, officer, agent or employee of the Sub-Advisers for use therein, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party in connection with such liability.

(c) Liability. Neither K2 (including its directors, officers and employees) nor the Fund shall be subject to liability to the Sub-Advisers for any error of judgment or mistake of law by K2, pertaining to the Fund, provided that nothing herein shall be construed to protect K2 (including its directors, officers and employees) or the Fund in the event of (i) K2’s material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations hereunder or under the Management Agreement between K2 and the Fund or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials unless such statement was made in reliance on information furnished to the Fund and K2 by the Sub-Advisers or any director, officer, agent or employee of the Sub-Advisers for use therein.

(d) Indemnification. K2 and the Fund agree to indemnify and hold harmless the Sub-Advisers and each of their respective affiliates, officers, partners, and employees (each a “Sub-Adviser Indemnified Party”) against, all losses, damages, costs and expenses incurred by a Sub-Adviser Indemnified Party with respect to (i) K2’s material breach of this Agreement, willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or under the Management Agreement between K2 and the Fund or (ii) any untrue statement of a material fact (or an omission of such statement) contained in the Prospectus, SAI, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Sub-Advised Portion or the Sub-Advisers unless such statement was made in reliance on information furnished to the Fund and K2 by the Sub-Advisers or any director, officer, agent or employee of the Sub-Advisers for use therein, together with all legal and other expenses reasonably incurred by any such Sub-Adviser Indemnified Party in connection with such liability.

(e) No provision of this Agreement shall be construed to protect any director or officer of K2 or Sub-Advisers, from liability in violation of Sections 17(h) or (i) of the 1940 Act.

8. Confidentiality. Sub-Advisers will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where (i) disclosure by Sub-Advisers is compelled by law, subpoena or other valid legal process, or is required or requested by applicable federal or state or other regulatory authorities, or when so requested by the Fund. It is acknowledged that the Sub-Advisers may share information about the Fund (i) with their affiliates to manage risks and operations or provide services hereunder to the extent the recipients of such information are bound to maintain the confidentiality of such information, and (ii) with advisors (including legal counsel) to the Sub-Advisers in connection with the Sub-Advisers proper performance of their responsibilities hereunder, provided such advisors are bound to maintain the confidentiality of such information. This Section 8 shall not apply to information Sub-Advisers can establish was (a) known to Sub-Advisers prior to this Agreement; (b) rightfully acquired by Sub-Advisers from a third party whom Sub-Advisers reasonably believes is not also under an obligation of confidentiality; (c) placed in public domain without fault of Sub-Advisers or their affiliates; or (d) independently developed by Sub-Advisers without reference or reliance upon the nonpublic information.

9. Other Accounts.

(a) It is understood that the services provided by Sub-Advisers are not to be deemed exclusive. K2 acknowledges that Sub-Advisers may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Fund. K2 agrees that Sub-Advisers may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Sub-Advised Portion.

(b) Sub-Advisers may not consult with any other sub-advisers for the Fund or other series of the Trust about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund or the Trust. Nothing in this Agreement shall be construed to prevent Sub-Advisers from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

10. Term; Termination.

(a) This Agreement shall be effective as of the date given above and shall continue in effect for two (2) years. It is renewable annually thereafter so long as such continuance is specifically approved at least annually (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act) and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement may be terminated at any time, without payment of any penalty, (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act), upon sixty (60) days’ written notice to K2 and Sub-Advisers, (ii) by K2 or Sub-Advisers upon at least sixty (60) days’ written notice to the other party, and (iii) by K2 or the Fund upon a material breach by Sub-Advisers of any of Sub-Advisers’ obligations or representations under this Agreement if such breach is not corrected within five (5) business days after notice thereof by K2 or the Fund.

(c) This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and upon any termination of the Management Agreement between K2 and the Fund.

(d) In the event that there is a proposed reorganization or change in control of the Sub-Advisers that, in Trust counsel’s judgment, would act to terminate this Agreement, the Sub-Advisers agree to assume all reasonable costs and expenses (including the costs of printing and mailing) associated with the preparation of a proxy statement or information statement, as may be needed, related to the continuation or replacement of this Agreement with Sub-Advisers.

11. Use of Name in Marketing Materials. During the term of this Agreement, K2 or its affiliates shall have permission to use Sub-Advisers’ name in the marketing of the Fund, and agrees to furnish Sub-Advisers at the address reflected in Section 12 hereunder all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to Sub-Advisers in any way. The Sub-Advisers shall provide prior written notice to K2 and the Fund of any proposed change in the Sub-Advisers’ name. During the term of this Agreement, Sub-Advisers may not use the name of the Fund, K2 or any of their affiliates in any marketing or advertising material unless otherwise expressly authorized in advance and in writing by K2.

12. Notices. All notices or other communications given under this Agreement shall be made by guaranteed overnight delivery, or e-mail (confirmed by telephone); notice is effective when received. Notice shall be given to the parties at the following addresses:

  K2:  K2/D&S Management Co., L.L.C.
    300 Atlantic Street
    12th Floor
    Stamford, CT 06901
    Attn: Legal

  RBC UK: RBC Global Asset Management (UK) Limited

    100 Bishopsgate

    London, EC2N 4AA

    Attn: ccastle@bluebay.com

RBC US: RBC Global Asset Management (U.S.) Inc.
   250 Nicollet Mall
   Suite 1550
   Minneapolis, MN 55401
   Attn: Client Operations

  rbcgamusCSPA@rbc.com

  Fund:  Franklin K2 Alternative Strategies Fund

    One Franklin Parkway

    San Mateo, California 94403

    Attn: General Counsel

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Integration. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. For the avoidance of doubt, the parties agree that any such prior agreements are hereby terminated and shall be of no further force and affect.

15. Force Majeure. Except as may be otherwise provided by law, each of the parties agrees that the other Party shall not be liable for any failure or delay in performance of any obligation under this Agreement arising out of or caused, directly or indirectly, by a force majeure event. This includes, without limitation, acts of God, earthquakes, fires, floods, wars, terrorism, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utility, transportation or communication service, accidents, labor disputes, acts of civil or military authority, governmental actions and inability to obtain labor, material, equipment or transportation.

16. Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware of the United States of America, without regard to conflicts of law principles and in accordance with the 1940 Act. In case of any conflict, the 1940 Act shall control.

17. Acknowledgment. Sub-Advisers acknowledge that each has received notice of and accepts the limitations of the Trust’s liability as set forth in its Agreement and Declaration of Trust. Sub-Advisers agree that the Trust’s obligations hereunder shall be limited to the assets of the Fund, and that Sub-Advisers shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

18. Headings; References. Headings to Sections herein are for the convenience of the parties only and are not intended to be or to affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, any reference to a Section herein shall be deemed to be a reference to a Section of this Agreement.

19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Amendments. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

K2/D&S MANAGEMENT CO., L.L.C.

By: /s/ Andrew A. Kandiew

Name: Andrew A. Kandiew

Title: Senior Managing Director, Chief Operating Officer

RBC GLOBAL ASSET MANAGEMENT (UK) LIMITED

By: /s/ Constantine Knox

Name: Constantine Knox

Title: Managing Director, AGC

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By: Brandon Lew

Name: Brandon Lew

Title: President

Franklin Alternatives Strategies Funds, on behalf of K2 Alternative Strategies Fund, hereby acknowledges and agrees to the provision of Sections 3 and 7 of this Agreement.

FRANKLIN ALTERNATIVE STRATEGIES FUNDS,

on behalf of K2 ALTERNATIVE STRATEGIES FUND

By: /s/ Alexander Y. Kymn

Name: Alexander Y. Kymn

Title: Vice President; Assistant Secretary

Exhibit A

Fee Schedule

In addition to the services provided to the Fund, Sub-Advisers provide sub-advisory services to a separate and distinct fund, FTIF Franklin K2 Alternative Strategies Fund, a fund organized under the laws of Luxembourg as a Société d’investissement à Capital Variable (SICAV) (“UCITS Fund,” and together with the Fund, the “Sub-Advised Funds”), pursuant to a separate sub-investment management agreement. K2 shall pay a monthly fee in cash to RBC UK for the respective services rendered to and the respective obligations assumed by the Sub-Advisers in respect of the Sub-Advised Funds during the preceding month (the “Combined Sub-Advisory Fee”).

The payment of the Combined Sub-Advisory Fee will satisfy the obligations of K2 to pay such fee under both this Agreement and its separate sub-investment management agreement with the Sub-Advisers with respect to the UCITS Fund.

The Combined Sub-Advisory Fee shall be calculated daily at an annual rate based on the combined net assets of the portions of the Sub-Advised Funds that are sub-advised by the Sub-Advisers (“Combined Assets”) as follows:

 0.75% of the value of the Combined Assets up to and including $100 million;

 0.65% of the value of the Combined Assets in excess of $100 million and up to and including $200 million; and

 0.55% of the value of the Combined Assets in excess of $200 million.

The sub-advisory fee under this Agreement shall be payable on the fifteenth (15th) calendar day of each month following the effective date of this Agreement and shall be reduced by the amount of any advance payments made by K2 relating to the previous month. The fee may be varied from time to time with the written agreement of the parties.

No fee shall be payable by K2 to RBC UK under this Agreement unless, and only to the extent that, K2 has received an equivalent payment from the Fund in relation to its management and advisory services for the relevant period.

For the avoidance of doubt, the fees payable under this Agreement are exclusive of Value Added Tax, Goods and Services Tax, or any other equivalent taxes, if applicable.